Exhibit 99.1

Panbela Provides Business Update and Reports Q2 2023 Financial Results

MINNEAPOLIS (GLOBE NEWSWIRE) August 10, 2023 - Panbela Therapeutics, Inc. (Nasdaq: PBLA), a clinical stage company developing disruptive therapeutics for the treatment of patients with urgent unmet medical needs, today provides a business update and reports financial results for the quarter ended June 30, 2023. As previously announced, management is hosting an earnings call today at 4:30 p.m. ET.

Q2 2023 and Recent Highlights

Partnerships

●	Divestiture of assets within eflornithine (DFMO) pediatric neuroblastoma program to US WorldMeds® for an upfront payment of $400,000 and contingent payments totaling up to an additional $9.1 million.
●	Regained the North American rights to develop and commercialize Flynpovi tm (the combination of CPP-1X (eflornithine) and sulindac) in patients with familial adenomatous polyposis (FAP).

Clinical

●	Opened enrollment in the UK and Germany and has all planned countries in the ASPIRE trial for pancreatic cancer now open and actively enrolling.
●

The independent Data Safety Monitoring Board (DSMB) of the ASPIRE trial completed its pre-specified review of safety data for treated patients in the trial. The DSMB has recommended that the study continue without modification.

●	PACES Phase III trial in colorectal cancer passed pre-planned futility analysis.
●	Entered into a clinical trial agreement with Moffitt Cancer Center for a Phase I/II program in STK11 mutant non-small cell lung cancer (NSCLC) in May.
●	First patient enrolled in a JDRF funded Phase II double-blind, randomized study to evaluate CPP-1X-T (eflornithine tablets) for recent onset type 1 diabetes in April.

Financial/Business

●	Closed a registered public offering for gross proceeds of $8.5 million in June 2023.
●	Issued a new patent in Australia for claims of a novel process for the production of SBP-101.

Communication of Science

●	Poster presentation highlighting the results for CPP-1X in recent onset type 1 diabetes at the Endocrine Society meeting in June 2023.
●

Entered into a sponsored research agreement with The University of Texas MD Anderson Cancer Center for the evaluation of polyamine metabolic inhibitor therapies in combination with CAR-T cell therapies in preclinical models.

●

Poster presentations of abstracts about CPP-1X (also known as DFMO or eflornithine) research at the Immunology of Diabetes Society (IDS) meeting in May 2023 and at the Endocrine Society meeting in June 2023.

●

Poster presentation highlighting the results for ivospemin (SBP-101) as a polyamine metabolism modulator in ovarian cancer at the American Association for Cancer Research (AACR), which took place in April 2023.

●

Entered into a new research agreement with the Johns Hopkins University School of Medicine. The collaboration is intended to expand the development of Panbela’s investigative agent ivospemin (SBP-101).

“We continued to execute on our near-term operational priorities in the second quarter, developing a deeper product pipeline for patients with urgent unmet medical needs, that is mainly funded through partnerships. After quarter end, we were also pleased to monetize our neuroblastoma program with US World Meds for up to $9.5 million in non-dilutive funding,” said Jennifer K. Simpson, PhD, MSN, CRNP, President & Chief Executive Officer of Panbela. “Additionally, we made important progress towards bringing new potential treatments to patients suffering from pancreatic cancer, colorectal cancer, STK11 mutant non-small cell lung cancer, ovarian cancer and diabetes, while regaining the rights to commercialize Flynpovi for FAP. Looking ahead, we expect to deliver value creation for both patients and shareholders by advancing our robust pipeline and executing against numerous upcoming milestones, including interim data from the ASPIRE trial as soon as early 2024.”

Second Quarter ended June 30, 2023 Financial Results

General and administrative expenses were $1.6 million in the second quarter of 2023, compared to $1.3 million in the second quarter of 2022. The change is primarily due to increased legal and financial services costs.

Research and development expenses were $4.2 million in the second quarter of 2023, compared to $20.0 million in the second quarter of 2022. The second quarter of 2022 contained a one-time write off of In Process Research and Development totaling $17.7 million. The remaining increase versus last year is due primarily to costs associated with the ASPIRE clinical trial.

Net loss in the second quarter of 2023 was $5.8 million, or $7.95 per diluted share, compared to a net loss of $22.1 million, or $1,843.68 per diluted share, in the second quarter of 2022. All share and per share amounts have been restated for a 30 for 1 reverse stock split that took effect on June 1, 2023.

Total cash was $7.2 million as of June 30, 2023. Total current assets were $10.8 million and current liabilities were $10.6 million as of the same date. Notes payable, plus accrued interest, on the balance sheet, the result of the acquisition of CPP, totaled approximately $5.3 million. The current portion of the notes payable plus accrued interest totaled approximately $1.1 million.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: Thursday, August 10, 2023

Time: 4:30 PM Eastern Time

Participant Numbers: Toll Free: 888-506-0062; Code: 681215

International: 973-528-0011; Code: 681215

Webcast: https://www.webcaster4.com/Webcast/Page/2556/48679

Conference Call Replay Information

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 48679

Webcast replay: https://www.webcaster4.com/Webcast/Page/2556/48679

About our Pipeline

The pipeline consists of assets currently in clinical trials with an initial focus on familial adenomatous polyposis (FAP), first-line metastatic pancreatic cancer, neoadjuvant pancreatic cancer, colorectal cancer prevention, ovarian cancer and diabetes. The combined development programs have a steady cadence of catalysts with programs ranging from pre-clinical to registration studies.

SBP-101 Ivospemin

Ivospemin is a proprietary polyamine analogue designed to induce polyamine metabolic inhibition (PMI) by exploiting an observed high affinity of the compound for pancreatic ductal adenocarcinoma and other tumors. It has shown signals of tumor growth inhibition in clinical studies of metastatic pancreatic cancer patients, demonstrating a median overall survival (OS) of 14.6 months and an objective response rate (ORR) of 48%, both exceeding what is typical for the standard of care of gemcitabine + nab-paclitaxel suggesting potential complementary activity with the existing FDA-approved standard chemotherapy regimen. In data evaluated from clinical studies to date, ivospemin has not shown exacerbation of bone marrow suppression and peripheral neuropathy, which can be chemotherapy-related adverse events. Serious visual adverse events have been evaluated and patients with a history of retinopathy or at risk of retinal detachment will be excluded from future SBP-101 studies. The safety data and PMI profile observed in the previous Panbela-sponsored clinical trials provide support for continued evaluation of ivospemin in the ASPIRE trial. For more information, please visit https://clinicaltrials.gov/ct2/show/NCT03412799 .

Flynpovi ™

Flynpovi is a combination of CPP-1X (eflornithine) and sulindac with a dual mechanism inhibiting polyamine synthesis and increase polyamine export and catabolism. In a Phase 3 clinical trial in patients with sporadic large bowel polyps, the combination prevented > 90% subsequent pre-cancerous sporadic adenomas versus placebo. Focusing on FAP patients with lower gastrointestinal tract anatomy in the recent Phase 3 trial comparing Flynpovi to single agent eflornithine and single agent sulindac, FAP patients with lower GI anatomy (patients with an intact colon, retained rectum or surgical pouch), Flynpovi showed statistically significant benefit compared to both single agents (p≤0.02) in delaying surgical events in the lower GI for up to four years. The safety profile for Flynpovi did not significantly differ from the single agents and supports the continued evaluation of Flynpovi for FAP.

CPP-1X Eflornithine

CPP-1X (eflornithine) is being developed as a single agent tablet or high dose power sachet for several indications including prevention of gastric cancer and recent onset Type 1 diabetes. Preclinical studies as well as Phase 1 or Phase 2 investigator-initiated trials suggest that CPP-1X treatment may be well-tolerated and has potential activity.

About Panbela

Panbela Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for patients with urgent unmet medical needs. Panbela’s lead assets are Ivospemin (SBP-101) and Flynpovi. Further information can be found at www.panbela.com . Panbela’s common stock is listed on The Nasdaq Stock Market LLC under the symbol “PBLA”.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “design,” “may,” “plan,” and “will.” Examples of forward-looking statements include statements we make regarding timing of trials and results of collaborations with third parties and future studies. All statements other than statements of historical fact are statements that should be deemed forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially and adversely from the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) our ability to obtain additional funding to execute our business and clinical development plans; (ii) our lack of diversification the corresponding risk of an investment in our Company; (iii) our ability to maintain our listing on a national securities exchange; iv) progress and success of our clinical development program; (v) our ability to demonstrate the safety and effectiveness of our product candidates: ivospemin ( SBP-101 ), Flynpovi, and eflornithine (CPP-1X)  (v) our ability to obtain regulatory approvals for our product candidates, SBP-101, Flynpovi and CPP-1X in the United States, the European Union or other international markets; (vii) the market acceptance and level of future sales of our product candidates, SBP-101, Flynpovi and CPP-1X ; (viii) the cost and delays in product development that may result from changes in regulatory oversight applicable to our product candidates, SBP-101, Flynpovi and CPP-1X ; (ix) the rate of progress in establishing reimbursement arrangements with third-party payors; (x) the effect of competing technological and market developments; (xi) the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims; ; and (xi) such other factors as discussed in Part I, Item 1A under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, any additional risks presented in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Any forward-looking statement made by us in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement or reasons why actual results would differ from those anticipated in any such forward-looking statement, whether written or oral, whether as a result of new information, future developments or otherwise.

Contact Information:
Investors:
James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Media:
Tammy Groene
Panbela Therapeutics, Inc.
(952) 479-1196
IR@panbela.com

Panbela Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three months ended June 30,			Six months ended June 30,
	2023	2022	Percent Change	2023	2022	Percent Change
Operating expenses:
General and administrative	$1,643	$1,258	30.6%	$2,995	$3,053	-1.9%
Research and development	4,234	20,028	-78.9%	7,750	22,236	-65.1%
Operating loss	(5,877)	(21,286)	-72.4%	(10,745)	(25,289)	-57.5%

Other income (expense):
Interest income	49	2	-	65	2	3150.0%
Interest expense	(70)	(16)	337.5%	(173)	(20)	765.0%
Other income (expense)	(82)	(848)	-90.3%	(248)	(536)	-53.7%
Total other income (expense)	(103)	(862)	-88.1%	(356)	(554)	-35.7%

Loss before income tax benefit	(5,980)	(22,148)	-73.0%	(11,101)	(25,843)	-57.0%

Income tax benefit	147	18	716.7%	149	47	217.0%

Net loss	(5,833)	(22,130)	-73.6%	(10,952)	(25,796)	-57.5%
Foreign currency translation adjustment	67	813	-91.8%	231	514	-55.1%
Comprehensive Loss	$(5,766)	$(21,317)	-73.0%	$(10,721)	$(25,282)	-57.6%

Basic and diluted net loss per share	$(7.95)	$(1,843.68)	-99.6%	$(22.08)	$(2,243.10)	-99.0%
Weighted average shares outstanding - basic and diluted	733,314	12,003	6009.4%	496,013	11,500	4213.2%

Panbela Therapeutics, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,205	$1,285
Prepaid expenses and other current assets	3,411	443
Income tax receivable	193	49
Total current assets	10,809	1,777
Other non-current assets	8,742	3,201
Total assets	$19,551	$4,978

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$8,440	$2,865
Accrued expenses	1,008	2,993
Accrued interest payable	107	325
Note payable	-	650
Debt, current portion	1,000	1,000
Total current liabilities	10,555	7,833

Debt, net of current portion	4,194	5,194
Total non-current liabilities	4,194	5,194

Total liabilities	14,749	13,027

Stockholders' equity (deficit):
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of June 30, 2023 and December 31, 2022	-	-
Common stock, $0.001 par value; 100,000,000 authorized; 2,612,038 and 34,761 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	3	-
Additional paid-in capital	105,855	82,286
Accumulated deficit	(102,046)	(91,094)
Accumulated comprehensive income	990	759
Total stockholders' equity (deficit)	4,802	(8,049)
Total liabilities and stockholders' equity (deficit)	$19,551	$4,978

Panbela Therapeutics, Inc.

Condensed Consolidated Statement of Cash Flows (unaudited)

(In thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(10,952)	$(25,796)
Adjustments to reconcile net loss to net cash used in operating activities:
Write off of in process research and development (IPR&D)	-	17,737
Stock-based compensation	509	627
Non-cash interest expense	107	13
Changes in operating assets and liabilities:
Income tax receivable	(149)	(33)
Prepaid expenses and other current assets	(2,967)	(219)
Other non-current assets	(5,541)	(2,561)
Accounts payable	5,812	2,483
Accrued liabilities	(2,311)	(931)
Net cash used in operating activities	(15,492)	(8,680)

Cash flows from investing activities:
Investment in IPR&D	-	(659)
Cash acquired in merger	-	4
Net cash used in investing activities	-	(655)
Cash flows from financing activities:
Proceeds from sale of common stock and warrants, net of $2.1 million of offering costs	23,071	-
Cash paid for fractional shares	(9)	-
Principal payments on notes	(1,650)	-
Net cash provided by financing activities	21,412	-

Effect of exchange rate changes on cash	-	(2)

Net change in cash	5,920	(9,337)
Cash and cash equivalents at beginning of period	1,285	11,867
Cash and cash equivalents at end of period	$7,205	$2,530

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$386	$7

Supplemental disclosure of non-cash transactions:
Fair value of common stock, stock options and stock warrants issued as consideration for asset acquisition	$-	$9,605